Exhibit 99.1

Airgas Reports Fiscal Second Quarter Earnings

  Second quarter diluted EPS of $1.03 and adjusted diluted EPS* of $1.05, each up 2% over prior year
  Second quarter same-store sales up 3% over prior year
  Year-to-date free cash flow* of $121 million, up 15% over prior year
  Return on capital* of 12.5%, up 20 basis points over prior year
  Revised fiscal year 2013 diluted EPS guidance to $4.42 to $4.57 from $4.61 to $4.71; revised fiscal year 2013 adjusted diluted EPS* guidance to $4.45 to $4.60 from $4.65 to $4.75

RADNOR, Pa.--(BUSINESS WIRE)--October 23, 2012--Airgas, Inc. (NYSE: ARG), the largest U.S. supplier of industrial, medical, and specialty gases, and related products, today reported solid financial results for its second quarter ended September 30, 2012, in moderating macroeconomic conditions across its diversified customer base during the quarter and in light of the year-over-year impacts of incrementally higher SAP implementation costs, one less selling day, and helium supply constraints.

Second quarter earnings per diluted share were $1.03, an increase of 2% over prior year earnings per diluted share of $1.01. Excluding a $0.02 restructuring charge, adjusted earnings per diluted share* were $1.05, an increase of 2% over prior year adjusted earnings per diluted share* of $1.03. Results included SAP implementation costs and depreciation expense of $0.09 per diluted share in the current year quarter compared to $0.07 in the prior year quarter, a year-over-year negative impact of approximately $0.03 due to one less selling day in the current year quarter, and a year-over-year decline of $0.02 from the impact of lower sales due to helium supply constraints.

	Second Quarter
	FY2013	FY2012	% Change
Earnings per diluted share (GAAP)	$1.03	$1.01	2%
Restructuring and other special charges	0.02	0.02
Adjusted earnings per diluted share (non-GAAP)	$1.05	$1.03	2%

“Our second quarter earnings reflect the resilience of our business and our 15,000 dedicated associates in a sluggish economic environment,” said Airgas Executive Chairman Peter McCausland. “Though the relative strength of the U.S. metal fabrication and energy sectors overall has softened of late, we continue to win new business in these sectors on the strength of our strategic accounts program, technical support, breadth of our product and service offering, and outstanding customer service. The year-over-year earnings headwinds we faced this quarter from one less selling day, helium supply constraints, and incremental SAP costs reduced our year-over-year earnings growth by $0.07, further highlighting the solid performance in our underlying business.”

Second quarter sales were $1.23 billion, an increase of 4% over the prior year. Same-store sales grew 3% in the quarter, with gas and rent up 4% and hardgoods up 1%.

“Current business conditions present some near-term challenges, but we will continue to invest in our growth strategies,” said Airgas Chief Executive Officer Michael L. Molinini. “Our SAP implementation is on-schedule, with ten of our twelve regional distribution businesses now running successfully on the new system. We remain confident that we will realize the economic benefits as planned and that this investment will further enhance the value of our full-service offering to customers and help our business operate more efficiently over the long-term.”

Operating margin was 11.8% for the second quarter and included 90 basis points of impact from SAP implementation costs and depreciation expense. Prior year operating margin was 12.0% and included 70 basis points of impact from SAP implementation costs and depreciation expense. Adjusted operating margin* was 12.0% and 12.2% in the current and prior year quarters, respectively.

Return on capital* was 12.5% for the twelve months ended September 30, 2012, an increase of 20 basis points over the prior year.

Year-to-date free cash flow* through the second quarter was $121 million, an increase of 15% over the prior year, and adjusted cash from operations* was $277 million, an increase of 8% over the prior year.

Since the beginning of its fiscal year, the Company has acquired eight businesses with aggregate annual revenues of more than $19 million.

Guidance

“The broad-based moderation in business conditions that persisted during the second quarter has continued during October,” McCausland said. “Accordingly, we’re reducing our outlook for earnings growth for the balance of our fiscal year. Though we’re appropriately cautious about the near-term business environment, we’re very optimistic about the long-term prospects for the U.S. manufacturing and energy industries and our ability to leverage our unique value proposition and unrivaled platform to drive growth in these and other key customer segments.”

The Company expects earnings per diluted share for the third quarter of fiscal 2013 to increase 11% to 17% from $0.93 in the prior year to $1.03 to $1.09. The Company expects adjusted earnings per diluted share* for the third quarter of fiscal 2013 to increase 8% to 14% from $0.97 in the prior year to $1.05 to $1.11. Guidance for both earnings per diluted share and adjusted earnings per diluted share* reflects an estimated year-over-year decline of $0.03 from the impact of lower sales due to helium supply constraints, as well as $0.01 to $0.02 of SAP implementation costs and depreciation expense, net of expected benefits, compared to $0.10 of expense in the prior year.

For fiscal 2013, the Company expects earnings per diluted share to increase 11% to 14% from $4.00 in the prior year to $4.42 to $4.57. The Company expects adjusted earnings per diluted share* to increase 8% to 12% from $4.11 in the prior year to $4.45 to $4.60. Guidance for both earnings per diluted share and adjusted earnings per diluted share* reflects an estimated year-over-year decline of $0.06 from the impact of two less selling days in fiscal 2013, an estimated year-over-year decline of $0.10 from the impact of lower sales due to helium supply constraints, as well as approximately $0.12 to $0.16 of SAP implementation costs and depreciation expense, net of expected benefits. Fiscal 2012 adjusted earnings per diluted share* included $0.34 of SAP implementation costs and depreciation expense.

Fiscal 2013 adjusted earnings per diluted share* guidance excludes restructuring and other special charges, which were $0.05 in the first quarter and $0.02 in the second quarter, and are expected to be $0.02 in the third quarter and $0.10 for the full year, and also excludes a $0.07 gain on the sale of businesses in the first quarter. Special gains and charges in fiscal 2012 were a net total charge of $0.11.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Tuesday, October 23. The teleconference will be available by calling (888) 204-4368 (U.S./Canada) or (913) 312-0968 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through November 23 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through October 31. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 8448259.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations related to the third quarter of fiscal 2013, including earnings per diluted share of $1.03 to $1.09, adjusted earnings per diluted share of $1.05 to $1.11, a year-over-year decline of $0.03 per diluted share from the impact of lower sales due to helium supply constraints, $0.01 to $0.02 per diluted share of SAP implementation costs and depreciation expense, net of expected benefits, and $0.02 per diluted share of restructuring and other special charges; expectations related to fiscal year 2013, including earnings per diluted share of $4.42 to $4.57, adjusted earnings per diluted share of $4.45 to $4.60, a year-over-year decline of $0.06 from the impact of two less selling days in fiscal 2013, a year-over-year decline of $0.10 per diluted share from the impact of lower sales due to helium supply constraints, approximately $0.12 to $0.16 per diluted share of SAP implementation costs and depreciation expense, net of expected benefits, and $0.10 per diluted share of restructuring and other special charges; expectations regarding future SAP implementation costs, our realization of the economic benefits as planned, the further enhanced value of our full-service offering to customers, and the more efficient operation of our business over the long-term; and our outlook for earnings growth for the balance of our fiscal year, the near-term business environment, and our long-term prospects. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: continued or increased disruption in our helium supply chain; adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2012 Form 10-K, subsequent Form 10-Q, and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$1,229,610	$1,187,083	$2,486,866	$2,351,383

Costs and expenses:
Cost of products sold (excluding depreciation) (a)	552,313	552,334	1,121,051	1,082,873
Selling, distribution and administrative expenses (b)	458,301	423,437	918,432	846,883
Restructuring and other special charges (c)	2,443	2,500	8,155	15,830
Costs (benefits) related to unsolicited takeover attempt (d)	-	-	-	(6,700)
Depreciation	64,649	60,382	129,016	120,649
Amortization	6,718	6,255	13,336	12,404
Total costs and expenses	1,084,424	1,044,908	2,189,990	2,071,939

Operating income	145,186	142,175	296,876	279,444

Interest expense, net	(15,880)	(17,424)	(31,630)	(34,074)
Other income (expense), net (e)	1,161	(581)	9,524	149

Earnings before income taxes	130,467	124,170	274,770	245,519

Income taxes (a)	(49,447)	(46,316)	(102,952)	(92,671)

Net earnings (a)	$81,020	$77,854	$171,818	$152,848

Net earnings per common share:

Basic earnings per share (a)	$1.05	$1.03	$2.23	$1.99

Diluted earnings per share (a)	$1.03	$1.01	$2.18	$1.94

Weighted average shares outstanding:
Basic	77,078	75,630	76,973	76,980
Diluted	78,892	77,262	78,860	78,672

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	September 30,	March 31,
	2012	2012

ASSETS
Cash	$47,867	$44,663
Trade receivables, net	686,940	652,439
Inventories, net	439,263	408,438
Deferred income tax asset, net	55,269	49,617
Prepaid expenses and other current assets	112,471	119,049
TOTAL CURRENT ASSETS	1,341,810	1,274,206

Plant and equipment, net	2,646,135	2,616,059
Goodwill	1,166,323	1,163,803
Other intangible assets, net	204,513	214,204
Other non-current assets	50,197	52,313
TOTAL ASSETS	$5,408,978	$5,320,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$166,194	$174,868
Accrued expenses and other current liabilities	362,234	356,344
Short-term debt (f)	329,427	388,452
Current portion of long-term debt	8,567	10,385
TOTAL CURRENT LIABILITIES	866,422	930,049

Long-term debt, excluding current portion (g)	1,752,515	1,761,902
Deferred income tax liability, net	800,574	793,957
Other non-current liabilities	82,875	84,419

Stockholders’ equity	1,906,592	1,750,258
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,408,978	$5,320,585

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$171,818	$152,848
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	129,016	120,649
Amortization	13,336	12,404
Impairment (c)	1,729	2,500
Deferred income taxes (a)	1,560	21,859
Gain on sales of plant and equipment	(99)	(532)
Gain on sale of businesses	(6,822)	-
Stock-based compensation expense	18,192	17,070

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	(34,147)	(43,248)
Inventories, net (a)	(29,976)	(7,303)
Prepaid expenses and other current assets	(10,538)	(4)
Accounts payable, trade	(5,220)	(9,692)
Accrued expenses and other current liabilities	16,625	(66,009)
Other non-current assets	1,327	2,067
Other non-current liabilities	(2,852)	(1,357)
Net cash provided by operating activities	263,949	201,252

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(162,199)	(166,812)
Proceeds from sales of plant, equipment and businesses	20,201	8,387
Business acquisitions and holdback settlements	(18,652)	(93,943)
Other, net	(842)	(443)
Net cash used in investing activities	(161,492)	(252,811)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in short-term debt (f)	(59,121)	-
Proceeds from borrowings of long-term debt	7,677	1,063,083
Repayment of long-term debt	(17,378)	(704,220)
Financing costs	-	(4,203)
Purchase of treasury stock (h)	-	(300,000)
Proceeds from the exercise of stock options	13,860	10,862
Stock issued for the Employee Stock Purchase Plan	8,512	7,381
Tax benefit realized from the exercise of stock options	4,927	4,722
Dividends paid to stockholders	(61,634)	(46,474)
Change in cash overdraft	3,904	(109)
Net cash (used in) provided by financing activities	(99,253)	31,042

Change in cash	$3,204	$(20,517)
Cash – Beginning of period	44,663	57,218
Cash – End of period	$47,867	$36,701

See attached Notes.

Notes:

a)	As a result of the Company’s operating realignment into four divisions, the Company initiated a related change in its legal entity structure on January 1, 2012 whereby the majority of Airgas’ distribution businesses have merged or will merge into a single limited liability company (“LLC”) of which the Company is the sole member. The new legal structure necessitated conformance of certain of the Company’s accounting policies, including those around inventory valuation. As a result, effective January 1, 2012, the Company changed its method of accounting for the portion of its hardgoods inventory valued using the last-in, first-out ("LIFO") method to the average-cost method. The Company applied this change in accounting principle through retrospective application to the prior year’s financial statements. The impact of the change led to increases in operating income of $247 thousand and $488 thousand for three and six months ended September 30, 2011, respectively, with no impact on previously reported diluted earnings per share for the same periods.

b)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $8.6 million and $6.1 million for the three months ended September 30, 2012 and 2011, respectively. SAP implementation costs of $18.6 million and $14.4 million were included in the consolidated results for the six months ended September 30, 2012 and 2011, respectively.

c)	In May 2011, the Company announced its plan to realign its twelve regional distribution companies into four new divisions, and to consolidate its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three and six months ended September 30, 2012, the Company recorded additional restructuring and other related costs of $2.4 million and $6.4 million, respectively, primarily related to transition staffing and legal and other costs associated with the realignment. During the three months ended June 30, 2011, the Company recorded restructuring charges of $13.3 million associated with severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs are eliminated as a result of the realignment. Also included as special charges are two impairment charges recorded by the Company. In June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012. In August 2011, the Company received 24 months notice that a supplier’s hydrogen plant, which generates CO2 as a by-product that serves as the feedstock for the Company’s co-located liquid CO2 , will cease operations in calendar year 2013. The Company expects the hydrogen plant to continue to supply the feedstock for its liquid CO2 plant during the remaining period. As a result of an impairment analysis performed on the assets at this location, the Company recorded a charge of $2.5 million for the three months ended September 30, 2011. Total restructuring and other special charges for the three and six months ended September 30, 2012 were $2.4 million and $8.2 million, respectively. Total restructuring and other special charges for the three and six months ended September 30, 2011 were $2.5 million and $15.8 million, respectively.

d)	During the three months ended June 30, 2011, the Company recognized $6.7 million of benefits from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt by Air Products and Chemicals, Inc.

e)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s consolidated earnings.

f)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program to pay down amounts outstanding under its Credit Facility and for general corporate purposes. At September 30, 2012, $329 million was outstanding under the commercial paper program.

g)	The Company’s Credit Facility matures July 19, 2016. Including the borrowings under the commercial paper program, approximately $340 million was available to the Company under the Credit Facility at September 30, 2012.

h)	During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

i)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Business segment operating results for the prior year quarter and year to date periods were adjusted for the retrospective application of the LIFO-to-average-cost change in accounting principle implemented during the three months ended March 31, 2012. Amounts in the Eliminations and Other column below reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the Eliminations and Other column below. Costs associated with the Company’s withdrawal from various MEPPs are also reported under selling, distribution and administrative expenses in the Eliminations and Other column below. Additionally, the Company’s restructuring and other special charges and the legal, professional and other costs (benefits) incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the Eliminations and Other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	September 30, 2012				September 30, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$632,598	$154,094	$(9,129)	$777,563	$611,726	$143,557	$(10,503)	$744,780
Hardgoods	450,293	1,756	(2)	452,047	440,730	1,577	(4)	442,303
Total net sales	1,082,891	155,850	(9,131)	1,229,610	1,052,456	145,134	(10,507)	1,187,083
Cost of products sold (excluding depreciation)	478,952	82,492	(9,131)	552,313	484,169	78,672	(10,507)	552,334
Selling, distribution and administrative expenses	405,174	44,509	8,618	458,301	376,142	41,218	6,077	423,437
Restructuring and other special charges	-	-	2,443	2,443	-	-	2,500	2,500
Depreciation	59,291	5,358	-	64,649	55,597	4,785	-	60,382
Amortization	5,420	1,298	-	6,718	4,989	1,266	-	6,255
Operating income	$134,054	$22,193	$(11,061)	$145,186	$131,559	$19,193	$(8,577)	$142,175

	(Unaudited)				(Unaudited)
	Six Months Ended				Six Months Ended
	September 30, 2012				September 30, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$1,271,208	$306,219	$(18,308)	$1,559,119	$1,216,297	$285,145	$(19,625)	$1,481,817
Hardgoods	924,284	3,466	(3)	927,747	866,619	2,955	(8)	869,566
Total net sales	2,195,492	309,685	(18,311)	2,486,866	2,082,916	288,100	(19,633)	2,351,383
Cost of products sold (excluding depreciation)	979,565	159,797	(18,311)	1,121,051	945,572	156,934	(19,633)	1,082,873
Selling, distribution and administrative expenses	813,993	85,883	18,556	918,432	751,369	80,256	15,258	846,883
Restructuring and other special charges	-	-	8,155	8,155	-	-	15,830	15,830
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	(6,700)	(6,700)
Depreciation	118,387	10,629	-	129,016	111,331	9,318	-	120,649
Amortization	10,787	2,549	-	13,336	9,904	2,500	-	12,404
Operating income	$272,760	$50,827	$(26,711)	$296,876	$264,740	$39,092	$(24,388)	$279,444

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	September 30,
	2012	2011
Earnings per diluted share	$1.03	$1.01
Restructuring and other special charges	0.02	0.02
Adjusted earnings per diluted share	$1.05	$1.03

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	December 31, 2012		Ended	March 31, 2013
	Dec. 31,			Mar. 31,
	2011	Low	High	2012	Low	High

Earnings per diluted share	$0.93	$1.03	$1.09	$4.00	$4.42	$4.57

Adjustments to earnings per diluted share:
Restructuring and other special charges	0.02	0.02	0.02	0.19	0.10	0.10
Gain on sale of businesses	-	-	-	-	(0.07)	(0.07)
Costs (benefits) related to unsolicited takeover attempt	(0.01)	-	-	(0.06)	-	-
Multi-employer pension plan withdrawal charges	0.03	-	-	0.04	-	-
Income tax benefits	-	-	-	(0.06)	-	-

Adjusted earnings per diluted share	$0.97	$1.05	$1.11	$4.11	$4.45	$4.60
Year-over-year change		8%	14%		8%	12%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring and other special charges and the gain on the sale of businesses.

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of Business Support Center restructuring and other special charges, the gain on the sale of businesses, costs (benefits) related to Air Products’ unsolicited takeover attempt, multi-employer pension plan withdrawal charges, and income tax benefits related to the LLC reorganization and foreign tax liability true-up. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended
	September 30,
(In thousands)	2012	2011

Net sales	$1,229,610	$1,187,083

Operating income	$145,186	$142,175

Operating margin	11.8%	12.0%

Adjustments to operating income:
Restructuring and other special charges	2,443	2,500
Adjusted operating income	$147,629	$144,675

Adjusted operating margin	12.0%	12.2%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of Business Support Center restructuring and other special charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	September 30,
(In thousands)	2012	2011

Operating income - trailing four quarters	$573,653	$503,615
Adjustments to operating income:
Restructuring and other special charges	16,773	15,830
Costs (benefits) related to unsolicited takeover attempt	(1,170)	29,232
Multi-employer pension plan withdrawal charges	3,404	900
Adjusted operating income - trailing four quarters	$592,660	$549,577

Average of total assets	$5,275,305	$4,971,639
Average of current liabilities (exclusive of debt)	(515,670)	(505,598)
Average capital employed	$4,759,635	$4,466,041

Return on capital	12.5%	12.3%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Six Months Ended
	September 30,
(In thousands)	2012	2011

Net cash provided by operating activities	$263,949	$201,252

Adjustments to cash provided by operating activities:
Stock issued for Employee Stock Purchase Plan	8,512	7,381
Tax benefit realized from the exercise of stock options	4,927	4,722
Net cash expenditures related to unsolicited takeover attempt	-	35,084
Cash expenditures related to multi-employer pension plan withdrawals	-	8,752
Adjusted cash from operations	277,388	257,191

Capital expenditures	(162,199)	(166,812)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	4,481	8,387
Operating lease buyouts	1,745	6,873
Adjusted capital expenditures	(155,973)	(151,552)

Free cash flow	$121,415	$105,639

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow measures provide investors meaningful insight into its ability to generate cash from operations, excluding the impact of cash expenditures related to Air Products’ unsolicited takeover attempt and multi-employer pension plan withdrawal charges, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP measures should be read in conjunction with GAAP financial measures, as non-GAAP measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow measures may be different from adjusted cash from operations, adjusted capital expenditures, and free cash flow measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com